                                                                      EXHIBIT 20

HCA
                                                                           NEWS
-------------------------------------------------------------------------------
                                                          FOR IMMEDIATE RELEASE

INVESTOR CONTACT                                    MEDIA CONTACT
Mark Kimbrough: 615-344-2688                        Jeff Prescott: 615-344-5708


                      HCA REPORTS 3RD QUARTER 2002 RESULTS
      EPS INCREASES 40% FOR THE QUARTER TO $0.60 COMPARED TO $0.43 IN 2001
         EXCLUDING GOODWILL AMORTIZATION, GAINS ON SALES OF FACILITIES,
                  IMPAIRMENTS AND INVESTIGATION RELATED COSTS


         Nashville, Tenn., October 21, 2002 - HCA (NYSE: HCA) today announced operating results for the third quarter ended September 30, 2002. "We are pleased to announce excellent results for the Company's third quarter," stated Jack O. Bovender, Jr., Chairman and CEO. "We experienced strong volume trends in virtually all of our markets as evidenced by the 3.4 percent same-facility volume growth in the quarter."

         During the third quarter, revenues increased 11.1 percent to $4.9 billion compared to $4.4 billion during the third quarter of 2001. Net income excluding goodwill amortization, gains on sales of facilities, impairments and investigation related costs totaled $319 million or $0.60 per diluted share compared to $226 million or $0.43 per diluted share for the same period of 2001. Net income adjusted for goodwill amortization totaled $200 million or $0.38 per diluted share versus $273 million or $0.51 per diluted share in the third quarter of 2001.

         Same facility revenues increased 12.2 percent during the third quarter. Same facility equivalent admissions grew 3.6 percent, reflecting strong outpatient volume during the quarter, in particular, same facility emergency room visits increased 5.4 percent. Same facility admissions for the quarter increased 3.4 percent.

         During the third quarter of 2002, the Company recorded an impairment charge on investment securities of $107 million, net of tax, or $0.20 per diluted share. The investment securities on which the impairment charge was recorded were primarily equity securities held by HCA's insurance subsidiary which has total investments of approximately $1.6 billion. These investment securities are routinely marked to market on the balance sheet, with the offsetting entry recorded to other comprehensive income

(loss) in the equity section of the balance sheet. Due to the continued overall market decline and management's review and evaluation of the individual investment securities, management deemed the market decline for certain investment securities (predominantly in the technology and communications industries) to be "other-than-temporary" and the related adjustment to fair value for these securities was recognized in the income statement for the quarter ended September 30, 2002. The effect of recognizing this impairment charge has no current impact on cash flows.

         For the nine months ended September 30, 2002, revenues increased to $14.7 billion, up 9.6 percent, compared to $13.4 billion for 2001. Net income excluding goodwill amortization, settlement charges, gains on sales of facilities, impairments and investigation related costs totaled $1.089 billion or $2.07 per diluted share compared to $863 million or $1.59 per diluted share in 2001. Net income adjusted for goodwill amortization totaled $935 million or $1.78 per diluted share versus $897 million or $1.66 per diluted share for the nine months ended September 30, 2001.

         At September 30, 2002, the Company's balance sheet reflected total debt of $7.4 billion; stockholders' equity (including common, temporary and minority equity) of $6.3 billion; and total assets of $18.5 billion. The Company's ratio of debt-to-debt plus stockholders' equity was 53.7 percent at September 30, 2002 compared to 56.2 percent at December 31, 2001. The Company's ratio of debt-to-EBITDA improved to 1.95 times at September 30, 2002, down from
2.15 times at December 31, 2001.

         Cash flows from operations during the third quarter were $740 million. Capital expenditures for the quarter totaled $411 million, up 10.8% from the third quarter of 2001. Return on stockholders' equity for the twelve months ended September 30, 2002 was 24.1 percent, up from last year's 20.3 percent. Return on invested capital was 12.7 percent for the twelve months ended September 30, 2002 an increase from 11.8 percent in 2001.

         During the quarter, the Company repurchased 6.2 million shares of its common stock at a total cost of $282 million (average cost of $45.53). The Company had 513 million shares outstanding as of September 30, 2002 compared to 515 million shares at September 30, 2001.

         On October 16, 2002, HCA announced that the Board of Directors of Health Midwest of Kansas City, Missouri voted to conduct exclusive negotiations and enter into an agreement in principle for HCA to acquire the 14-hospital Health Midwest system for $1.125 billion. HCA will also commit to make $450 million in capital investments in the Kansas City market during the next 5 years.

         "Health Midwest has established a tradition of compassionate, quality care in the greater Kansas City area, and HCA will support and continue that tradition," said Jack O. Bovender, Jr., Chairman and CEO of HCA. "We look forward to becoming an integral part of Kansas City, and to making significant, lasting contributions there - not only through our capital investments, but in the community at large."

         The Health Midwest acquisition is subject to due diligence, completion of a definitive agreement, and receipt of customary regulatory approval.

         As of September 30, 2002, the Company operated 181 hospitals and 78 ambulatory surgery centers (including 6 hospitals and 4 ASCs owned through 50/50 equity joint ventures), compared to 189 hospitals and 78 ambulatory surgery centers (including 7 hospitals and 3 ASCs owned through equity joint ventures) as of September 30, 2001. HCA's 181 hospitals and 78 ambulatory surgery centers are located in 22 states; London, England and Geneva, Switzerland; these facilities provided approximately $1.6 billion in uncompensated health care services (charity and bad debts) during the first nine months of 2002.

         HCA will host a conference call for investors at 8:30 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon and through the next 30 days. The webcast can be accessed at
HTTP://WWW.FIRSTCALLEVENTS.COM/SERVICE/AJWZ365906352GF12.HTML or via the Investor Relations site at WWW.HCAHEALTHCARE.COM.

                                  ***********

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS BASED ON CURRENT MANAGEMENT EXPECTATIONS. THOSE FORWARD LOOKING STATEMENTS INCLUDE STATEMENTS OTHER THAN THOSE MADE SOLELY WITH RESPECT TO HISTORICAL FACT. NUMEROUS RISKS, UNCERTAINTIES AND OTHER FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO (I) THE OUTCOME OF THE KNOWN AND UNKNOWN GOVERNMENTAL INVESTIGATIONS AND LITIGATION INVOLVING THE COMPANY'S BUSINESS PRACTICES, INCLUDING THE ABILITY TO NEGOTIATE, EXECUTE AND TIMELY CONSUMMATE DEFINITIVE SETTLEMENT AGREEMENTS IN THE GOVERNMENT'S CIVIL CASES AND TO OBTAIN COURT APPROVAL THEREOF, (II) THE HIGHLY COMPETITIVE NATURE OF THE HEALTH CARE BUSINESS, (III) THE EFFORTS OF INSURERS, HEALTH CARE PROVIDERS AND OTHERS TO CONTAIN HEALTH CARE COSTS, (IV) POSSIBLE CHANGES IN THE MEDICARE AND MEDICAID PROGRAMS THAT MAY IMPACT REIMBURSEMENTS TO HEALTH CARE PROVIDERS AND INSURERS,
(V) CHANGES IN FEDERAL, STATE OR LOCAL REGULATION AFFECTING THE HEALTH CARE INDUSTRY, (VI) THE POSSIBLE ENACTMENT OF FEDERAL OR STATE HEALTH CARE REFORM,
(VII) THE ABILITY TO ATTRACT AND RETAIN QUALIFIED MANAGEMENT AND PERSONNEL, INCLUDING AFFILIATED PHYSICIANS, NURSES AND MEDICAL SUPPORT PERSONNEL, (VIII) LIABILITIES AND OTHER CLAIMS ASSERTED AGAINST THE COMPANY, (IX) FLUCTUATIONS IN THE MARKET VALUE OF THE COMPANY'S COMMON STOCK, (X) ABILITY TO COMPLETE THE SHARE REPURCHASE PROGRAM AND TO SETTLE RELATED FORWARD PURCHASE CONTRACTS, (XI) CHANGES IN ACCOUNTING PRACTICES, (XII) CHANGES IN GENERAL ECONOMIC CONDITIONS,
(XIII) FUTURE DIVESTITURES WHICH MAY RESULT IN ADDITIONAL CHARGES, (XIV) CHANGES IN REVENUE MIX AND THE ABILITY TO ENTER INTO AND RENEW MANAGED CARE PROVIDER ARRANGEMENTS ON ACCEPTABLE TERMS, (XV) THE AVAILABILITY AND TERMS OF CAPITAL TO FUND THE EXPANSION OF THE COMPANY'S BUSINESS, (XVI) CHANGES IN BUSINESS STRATEGY OR DEVELOPMENT PLANS, (XVII) SLOWNESS OF REIMBURSEMENT, (XVIII) THE ABILITY TO IMPLEMENT THE COMPANY'S SHARED SERVICES AND OTHER INITIATIVES AND REALIZE A DECREASE IN ADMINISTRATIVE, SUPPLY AND INFRASTRUCTURE COSTS, (XIX) THE OUTCOME OF PENDING AND ANY FUTURE TAX AUDITS AND LITIGATION ASSOCIATED WITH THE COMPANY'S TAX POSITIONS, (XX) THE OUTCOME OF THE COMPANY'S CONTINUING EFFORTS TO MONITOR, MAINTAIN AND COMPLY WITH APPROPRIATE LAWS, REGULATIONS, POLICIES AND PROCEDURES AND THE COMPANY'S CORPORATE INTEGRITY AGREEMENT WITH THE GOVERNMENT, (XXI) INCREASED REVIEWS OF THE COMPANY'S COST REPORTS, (XXII) THE ABILITY TO MAINTAIN AND INCREASE PATIENT VOLUMES AND CONTROL THE COSTS OF PROVIDING SERVICES, (XXIII) THE ABILITY TO NEGOTIATE A DEFINITIVE AGREEMENT FOR THE ACQUISITION OF HEALTH MIDWEST AND SUCCESSFULLY CONSUMMATE THE ACQUISITION AND INTEGRATE ITS OPERATIONS, AND (XXIV) OTHER RISK FACTORS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SEC. MANY OF THE FACTORS THAT WILL DETERMINE THE COMPANY'S FUTURE RESULTS ARE BEYOND THE ABILITY OF THE COMPANY TO CONTROL OR PREDICT. READERS SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH REFLECT MANAGEMENT'S VIEWS ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE ANY FORWARD-LOOKING STATEMENTS, OR TO MAKE ANY OTHER FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

ALL REFERENCES TO "COMPANY" AND "HCA" AS USED THROUGHOUT THIS DOCUMENT REFER TO HCA INC. AND ITS AFFILIATES.

                                    HCA INC.
                     CONSOLIDATED OPERATING RESULTS SUMMARY
                 (Dollars in millions, except per share amounts)



                                                                                                            FOR THE NINE MONTHS
                                                                                 THIRD QUARTER              ENDED SEPTEMBER 30,
                                                                           ------------------------      ------------------------
                                                                              2002           2001           2002           2001
                                                                           ---------      ---------      ---------      ---------

Revenues ................................................................  $   4,929      $   4,438      $  14,705      $  13,415

EBITDA (a) ..............................................................  $     917      $     770      $   2,978      $   2,618

Net income:
  Reported net income, excluding settlement with Federal government, gains on sales of facilities, impairment of investment securities,
    impairment of long-lived assets and investigation related costs .....  $     319      $     209      $   1,089      $     811
  Goodwill amortization (net of tax) ....................................         --             17             --             52
                                                                           ---------      ---------      ---------      ---------
  Adjusted net income, excluding settlement with Federal government, gains on sales of facilities, impairment of investment securities,
    impairment of long-lived assets and investigation related costs .....        319            226          1,089            863
  Settlement with Federal government (net of tax) .......................         --             --             --             (1)
  Gains on sales of facilities (net of tax) .............................         --             68             --             72
  Impairment of investment securities (net of tax) ......................       (107)            --           (107)            --
  Impairment of long-lived assets (net of tax) ..........................         --            (10)           (18)           (10)
  Investigation related costs (net of tax) ..............................        (12)           (11)           (29)           (27)
                                                                           ---------      ---------      ---------      ---------

  Adjusted net income ...................................................  $     200      $     273      $     935      $     897
                                                                           =========      =========      =========      =========


Diluted earnings per share:
  Reported net income, excluding settlement with Federal government, gains on sales of facilities, impairment of investment securities,
    impairment of long-lived assets and investigation related costs .....  $    0.60      $    0.40      $    2.07      $    1.49
  Goodwill amortization .................................................         --           0.03             --           0.10
                                                                           ---------      ---------      ---------      ---------
  Adjusted net income, excluding settlement with Federal government, gains on sales of facilities, impairment of investment securities,
    impairment of long-lived assets and investigation related costs .....       0.60           0.43           2.07           1.59
  Gains on sales of facilities ..........................................         --           0.13             --           0.13
  Impairment of investment securities ..................................       (0.20)            --          (0.20)            --
  Impairment of long-lived assets ......................................          --          (0.02)         (0.03)         (0.02)
  Investigation related costs ..........................................       (0.02)         (0.03)         (0.06)         (0.04)
                                                                           ---------      ---------      ---------      ---------

  Adjusted net income ..................................................   $    0.38      $    0.51      $    1.78      $    1.66
                                                                           =========      =========      =========      =========

Shares used in computing diluted earnings per share (000) ...............    527,260        529,491        525,659        543,274

-------------------

(a) EBITDA is defined as income before depreciation and amortization, interest expense, settlement with Federal government, gains on sales of facilities, impairment of investment securities, impairment of long-lived assets, investigation related costs, minority interests and income taxes.

                                    HCA INC.
                         CONSOLIDATED INCOME STATEMENTS
                                  THIRD QUARTER
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                                                         2002                       2001
                                                                              -----------------------     -----------------------
                                                                                AMOUNT          RATIO      Amount          Ratio
                                                                              ---------         -----     -------         -------
Revenues ................................................................     $   4,929         100.0%    $ 4,438          100.0%

Salaries and benefits ...................................................         1,999          40.6       1,808           40.7
Supplies ................................................................           795          16.1         712           16.0
Other operating expenses ................................................           859          17.4         839           18.9
Provision for doubtful accounts .........................................           411           8.3         364            8.2
Insurance subsidiary gains on sales of investments ......................            (2)           --         (15)          (0.3)
Equity in earnings of affiliates ........................................           (50)         (1.0)        (40)          (0.9)
                                                                              ---------         -----     -------          -----

                                                                                  4,012          81.4       3,668           82.6
                                                                              ---------         -----     -------          -----

    EBITDA ..............................................................           917          18.6         770           17.4

Depreciation and amortization ...........................................           253           5.1         255            5.7
Interest expense ........................................................           111           2.3         137            3.1
Gains on sales of facilities ............................................            --            --        (112)          (2.5)
Impairment of investment securities .....................................           168           3.4          --             --
Impairment of long-lived assets .........................................            --            --          17            0.4
Investigation related costs .............................................            16           0.3          17            0.4
                                                                              ---------         -----     -------          -----

Income before minority interests and income taxes .......................           369           7.5         456           10.3

Minority interests in earnings of consolidated entities .................            34           0.7          33            0.8
                                                                              ---------         -----     -------          -----

Income before income taxes ..............................................           335           6.8         423            9.5

Provision for income taxes ..............................................           135           2.7         167            3.7
                                                                              ---------         -----     -------          -----

Reported net income .....................................................           200           4.1         256            5.8

Goodwill amortization, net of taxes .....................................            --            --          17            0.4
                                                                              ---------         -----     -------          -----

     Adjusted net income ................................................     $     200           4.1     $   273            6.2
                                                                              =========         =====     =======          =====

Diluted earnings per share:
    Reported net income, excluding gains on sales of
        facilities, impairment of investment securities,
        impairment of long-lived assets and investigation
        related costs ...................................................     $    0.60                   $  0.40
    Goodwill amortization ...............................................            --                      0.03
                                                                              ---------                   -------
    Adjusted net income, excluding gains on sales of
        facilities, impairment of investment securities,
        impairment of long-lived assets and investigation
        related costs ...................................................          0.60                      0.43
    Gains on sales of facilities ........................................            --                      0.13
    Impairment of investment securities .................................         (0.20)                       --
    Impairment of long-lived assets .....................................            --                     (0.02)
    Investigation related costs .........................................         (0.02)                    (0.03)
                                                                              ---------                   -------

    Adjusted net income .................................................     $    0.38                   $  0.51
                                                                              =========                   =======

Shares used in computing diluted earnings per share (000) ...............       527,260                   529,491

                                    HCA INC.
                         CONSOLIDATED INCOME STATEMENTS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                                                  2002                       2001
                                                                         ---------------------     -----------------------
                                                                           AMOUNT        RATIO      Amount           Ratio
                                                                         ---------       -----     --------          -----
Revenues ...........................................................     $  14,705       100.0%    $ 13,415          100.0%

Salaries and benefits ..............................................         5,889        40.0        5,412           40.3
Supplies ...........................................................         2,351        16.0        2,136           15.9
Other operating expenses ...........................................         2,491        17.0        2,435           18.2
Provision for doubtful accounts ....................................         1,150         7.8          990            7.4
Insurance subsidiary (gains) losses on sales of investments ........             2          --          (54)          (0.4)
Equity in earnings of affiliates ...................................          (156)       (1.1)        (122)          (0.9)
                                                                         ---------       -----     --------          -----

                                                                            11,727        79.7       10,797           80.5
                                                                         ---------       -----     --------          -----

    EBITDA .........................................................         2,978        20.3        2,618           19.5

Depreciation and amortization ......................................           752         5.3          774            5.8
Interest expense ...................................................           340         2.3          418            3.1
Settlement with Federal government .................................            --          --            2             --
Gains on sales of facilities .......................................            --          --         (125)          (0.9)
Impairment of investment securities ................................           168         1.1           --             --
Impairment of long-lived assets ....................................            19         0.1           17            0.1
Investigation related costs ........................................            46         0.3           44            0.3
                                                                         ---------       -----     --------          -----

Income before minority interests and income taxes ..................         1,653        11.2        1,488           11.1

Minority interests in earnings of consolidated entities ............           111         0.7           92            0.7
                                                                         ---------       -----     --------          -----

Income before income taxes .........................................         1,542        10.5        1,396           10.4

Provision for income taxes .........................................           607         4.1          551            4.1
                                                                         ---------       -----     --------          -----

Reported net income ................................................           935         6.4          845            6.3

Goodwill amortization, net of taxes ................................            --          --           52            0.4
                                                                         ---------       -----     --------          -----

     Adjusted net income ...........................................     $     935         6.4     $    897            6.7
                                                                         =========       =====     ========          =====

Diluted earnings per share:
    Reported net income, excluding settlement with Federal
       government, gains on sales of facilities,
       impairment of investment securities, impairment of long-lived
       assets and investigation related costs ......................     $   2.07                  $   1.49
    Goodwill amortization ..........................................           --                      0.10
                                                                         --------                  --------
    Adjusted net income, excluding settlement with
       Federal government, gains on sales of facilities,
       impairment of investment securities, impairment of long-lived
       assets and investigation related costs ......................         2.07                      1.59
    Gains on sales of facilities ...................................           --                      0.13
    Impairment of investment securities ............................        (0.20)                       --
    Impairment of long-lived assets ................................        (0.03)                    (0.02)
    Investigation related costs ....................................        (0.06)                    (0.04)
                                                                         --------                  --------

    Adjusted net income ............................................     $   1.78                  $   1.66
                                                                         ========                  ========

Shares used in computing diluted earnings per share (000) ..........      525,659                   543,274

                                    HCA INC.
                           CONSOLIDATED BALANCE SHEETS
                              (DOLLARS IN MILLIONS)



                                                                         SEPTEMBER 30,         JUNE 30,            DECEMBER 31,
                                                                             2002                2002                 2001
                                                                         -------------         --------            ------------

                                     ASSETS

Current assets:
  Cash and cash equivalents ....................................          $     138            $      51            $      85
  Accounts receivable, net .....................................              2,685                2,639                2,420
  Other ........................................................              1,686                1,668                1,636
                                                                          ---------            ---------            ---------

      Total current assets .....................................              4,509                4,358                4,141

Property and equipment, at cost ................................             16,456               16,056               15,222
Accumulated depreciation .......................................             (6,930)              (6,728)              (6,303)
                                                                          ---------            ---------            ---------
                                                                              9,526                9,328                8,919

Investments of insurance subsidiary ............................              1,384                1,410                1,453
Investments in and advances to affiliates ......................                667                  669                  680
Intangible assets, net .........................................              2,070                2,069                2,051
Other ..........................................................                371                  428                  486
                                                                          ---------            ---------            ---------

                                                                          $  18,527            $  18,262            $  17,730
                                                                          =========            =========            =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable .............................................          $     742            $     721            $     755
  Other current liabilities ....................................              1,465                1,354                1,372
  Government settlement accrual ................................                250                  250                  250
  Long-term debt due within one year ...........................                427                  789                  807
                                                                          ---------            ---------            ---------

      Total current liabilities ................................              2,884                3,114                3,184

Long-term debt .................................................              6,933                6,445                6,553
Professional liability risks, deferred taxes and
  other liabilities ............................................              2,375                2,370                2,268
Minority interests in equity of consolidated entities ..........                598                  578                  563
Company-obligated mandatorily redeemable securities of
  affiliate holding solely Company obligations .................                 --                   --                  400

Stockholders' equity ...........................................              5,737                5,755                4,762
                                                                          ---------            ---------            ---------

                                                                          $  18,527            $  18,262            $  17,730
                                                                          =========            =========            =========



Current ratio ..................................................               1.56                 1.40                 1.30
Ratio of debt to debt plus common, temporary and minority equity               53.7%                53.3%                56.2%
Shares outstanding (thousands) .................................            512,526              518,186              509,297

                                    HCA INC.
                              OPERATING STATISTICS


                                                                                                       FOR THE NINE MONTHS
                                                          THIRD QUARTER                                 ENDED SEPTEMBER 30,
                                             ------------------------------------              ----------------------------------
                                                 2002                     2001                     2002                   2001
                                             -----------              -----------              ----------             -----------
CONSOLIDATED HOSPITALS:

    Number of Hospitals                              175                      182                     175                      182
    Weighted Average Licensed Beds                39,998                   40,458                  39,973                   40,752
    Licensed Beds at End of Period                40,056                   40,450                  40,056                   40,450

  REPORTED:
    Admissions                                   392,400                  380,800               1,191,100                1,181,300
          % Change                                   3.0%                                             0.8%
    Equivalent Admissions                        585,200                  567,000               1,764,100                1,741,300
          % Change                                   3.2%                                             1.3%
    Revenue per Equivalent Admission          $    8,423              $     7,827              $    8,336              $     7,704
          % Change                                   7.6%                                             8.2%
    Inpatient Revenue per Admission           $    7,735              $     7,109              $    7,630              $     6,943
          % Change                                   8.8%                                             9.9%

    Patient Days                               1,921,300                1,873,400               5,909,800                5,851,400
    Equivalent Patient Days                    2,865,300                2,789,300               8,752,400                8,625,000

    Emergency Room Visits                      1,211,900                1,160,000               3,616,800                3,511,300
          % Change                                   4.5%                                             3.0%

    Outpatient Revenues as a
        Percentage of Patient Revenues              37.3%                    37.3%                   37.0%                    37.0%

    Average Length of Stay                           4.9                      4.9                     5.0                      5.0

    Occupancy                                       52.2%                    50.3%                   54.2%                    52.6%
    Equivalent Occupancy                            77.7%                    74.9%                   80.3%                    77.5%

  SAME FACILITY:
    Admissions                                   387,700                  374,900               1,177,400                1,152,300
          % Change                                   3.4%                                             2.2%
    Equivalent Admissions                        576,900                  556,700               1,741,400                1,695,100
          % Change                                   3.6%                                             2.7%
    Revenue per Equivalent Admission         $     8,426              $     7,780              $    8,331              $     7,663
          % Change                                   8.3%                                             8.7%
    Inpatient Revenue per Admission          $     7,744              $     7,133              $    7,644              $     6,986
          % Change                                   8.6%                                             9.4%

    Emergency Room Visits                      1,189,000                1,128,000               3,552,200                3,378,300
          % Change                                   5.4%                                             5.1%

NUMBER OF CONSOLIDATED AND
NON-CONSOLIDATED (50/50 EQUITY
JOINT VENTURES) HOSPITALS:
    Consolidated                                     175                      182                     175                      182
    Non-Consolidated (50/50 Equity
        Joint Ventures)                                6                        7                       6                        7
                                             -----------              -----------              ----------             ------------

    Total Number of Hospitals                        181                      189                     181                      189
                                             ===========              ===========              ==========             ============